AMENDMENT NUMBER THIRTY-SEVEN
TO
SUB-ADMINISTRATION AGREEMENT
THIS AMENDMENT NUMBER THIRTY-SEVEN TO SUB-ADMINISTRATION AGREEMENT (this “Amendment”) is entered into as of the 21st day of February, 2019 (“Amendment Effective Date”) by and between Global X Management Company LLC, a Delaware limited liability company (“GXMC”), and SEI Investments Global Funds Services, a Delaware statutory trust (the “Sub-Administrator”).
WHEREAS, GXMC serves as investment adviser and administrator to Global X Funds (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended;
WHEREAS, GXMC and the Sub-Administrator entered into a Sub-Administration Agreement dated as of the 25th day of November, 2008, as amended, pursuant to which the Sub-Administrator agreed to provide certain administrative, accounting and compliance services with respect to the Trust (the “Agreement”); and
WHEREAS, GXMC and the Sub-Administrator desire to further amend the Agreement on the terms and subject to the conditions provided herein.
NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.
Section 4 (Representations, Warranties and Covenants of the Administrator). Section 4 of the Agreement is hereby amended to add a new Section 4.02 “Cybersecurity” to the Agreement as set forth in Attachment 1 hereto.

2.	Section 5.01 (Limitation of Liability). Section 5.01 (Limitation of Liability) of the Agreement is hereby deleted in its entirety and replaced as follows:

5.01
THE DUTIES OF THE SUB-ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE SUB-ADMINISTRATOR. EXCEPT TO THE EXTENT ARISING OUT OF THE ADMINISTRATOR’S FRAUD OR CRIMINAL MISCONDUCT WHEN PROVIDING THE SERVICES, THE ADMINISTRATOR’S LIABILITY TO THE FUND FOR DIRECT DAMAGES WILL BE LIMITED TO MONETARY DAMAGES NOT TO EXCEED THE AMOUNT OF FEES PAID HEREUNDER DURING THE TWELVE MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE FIRST SUCH CLAIM TO OCCUR. For the avoidance of doubt, the Sub-Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of GXMC to perform its obligations under this Agreement or (ii) the Sub-Administrator’s reliance on the Data. Each party shall have the duty to mitigate its damages for which another party may become responsible. As used in this Section 5, the term “Sub-Administrator” shall include the officers, directors, employees, affiliates and agents of the Sub-Administrator as well as that entity itself. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE SUB-ADMINISTRATOR BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE FUND IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

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3.	Schedule II (Services). Schedule II (Services) of the Agreement is hereby amended to delete only section “14)” of the Services in its entirety, and replace such section as follows:

14)
Prepare the Trust’s financial statements for review by fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N-SAR, N-Q, N-CSR, N-CEN*, N-PORT* and 24f-2, provide Fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to Shareholders, and file Forms N-SAR, N-Q, N-CSR, N-CEN*, N-PORT and 24f-2 with the SEC via EDGAR.

* Notwithstanding the foregoing, the parties acknowledge and agree that Sub-Administrator will not commence performance of the N-CEN Services described herein, until receipt of written notice from GXMC after the Amendment Effective Date, requesting commencement of such N-CEN Services, and that Sub-Administrator shall cease performance of N-CEN and N-PORT Services after March 31 of each year should it receive at least 90 days prior notice from GXMC that they desire to cease such N-CEN and N-PORT Services.

4.	Schedule III (Fees). Schedule III (Fees) of the Agreement is hereby amended to add a new

“N-PORT and N-CEN Services Fees” section to the end of Schedule III (Fees), as follows:
N-PORT and N-CEN Services Fees: (calculated and payable monthly)
$4,500 per Fund per annum; subject to an annual minimum fee of $180,000 (calculated for each April 1 through March 31 yearly period) for making N-PORT and N-CEN Services available to the Trust*
*GXMC acknowledges and agrees that Sub-Administrator shall begin performance of N-PORT Services promptly after the Amendment Effective Date, however performance of N-CEN Services shall not commence until GXMC provides written notice to Sub-Administrator of its desire for Sub-Administrator to commence such services. From the Amendment Effective Date through and until April 1, 2019, unless GXMC requests commencement of the N-CEN Services prior to April 1, 2019, the N-PORT and N-CEN Services Fees shall be reduced to equal $3,000 per Fund per annum ($250 per Fund per month). N-PORT and N-CEN Service Fees shall not be payable after March 31st of each year should GXMC provide at least 90 days prior written notice that it desires to cease receipt of N-CEN and N-PORT Services.

5.
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

6.
Counterparts. This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

7.
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of

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the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

SEI INVESTMENTS GLOBAL FUNDS SERVICES By: /s/ John Alshefski Name: John Alshefski Title: SVP	GLOBAL X MANAGEMENT COMPANY LLC By: /s/ Luis Berruga Name: Luis Berruga Title: Chief Executive Officer

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ATTACHMENT 1

4.02	Cybersecurity. The Administrator represents, warrants, covenants and agrees that:

4.02.01
for so long as this Agreement is in effect, (i) it has access to and shall maintain the facilities, computers, equipment, and personnel reasonably necessary to perform its duties and obligations under this Agreement and (ii) it has implemented a written information security program that includes commercially reasonable administrative, technical and physical safeguards designed to protect the safety, security and confidentiality of information of its clients;

4.02.02
the Administrator’s use and dissemination of personal information in connection with the Administrator’s business shall be conducted in accordance in all material respects with applicable privacy policies published or otherwise adopted by the Administrator and laws applicable to the Administrator;

4.02.03
it shall: (i) take Reasonable Steps to ensure that information of and about the Trust or any of the Trust’s investors is reasonably protected against loss and against unauthorized access, use, modification, disclosure or other misuse; (ii) take Reasonable Steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by third parties; (iii) encrypt all such information while in transit outside of the Administrator’s computing systems or networks; and (iv) maintain business continuity controls and plans that are reviewed not less than annually. Without limiting the foregoing, the Administrator shall provide in writing to the Trust, upon reasonable request: (w) a summary of its then current written information security program; (x) confirmation that, to the Administrator’s knowledge, no unauthorized access, interruption or modification to, loss, or destruction of Confidential Information of the Trust or non-public personal information provided by or on behalf of the Trust (each, a “Data Breach”) has occurred; (y) a current summary of its business continuity / disaster recovery plan and the results of the most recent test of such business continuity / disaster recovery plan; and (z) a written privacy policy governing the manner by which the Administrator collects, uses and transfers “nonpublic personal information” (as defined in such published privacy policy) and other Confidential Information. As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

4.02.04
it shall notify the Trust as soon as reasonably practicable after: (i) the Administrator becomes aware of any Data Breach, and shall provide information about such Data Breach as reasonably requested by the Trust.

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